Exhibit 99.1

AT THE COMPANY:	IR INQUIRIES:
Suzanne Runald	Todd Kehrli or Jim Byers
Public Relations 949-362-5800 pr@smithmicro.com	MKR Group 323-468-2300 smsi@mkr-group.com

Smith Micro Software Reports Fourth Quarter and Fiscal Year 2013 Financial Results

Aliso Viejo, CA, March 6, 2014 – Smith Micro Software, Inc. (NASDAQ:SMSI), a leading provider of wireless and mobility solutions, today reported financial results for the fourth quarter and full year ended December 31, 2013.

“We achieved a 35 percent sequential increase in fourth quarter revenues, primarily due to new revenues from a leading chipset manufacturer and a strong holiday season for our productivity and graphics products,” said William W. Smith Jr., President and CEO of Smith Micro Software. “Fourth quarter revenues were down approximately 2 percent from the same quarter last year, but we saw a total year-over-year increase in our CommSuite, NetWise, and Productivity & Graphics product lines totaling $4.6 million. In addition, fourth quarter non-GAAP loss per share improved from $0.06 in 2012 to $0.01 loss per share in 2013, reflecting the positive impact of our third quarter restructuring.”

Smith Micro reported revenues of $11.8 million for the fourth quarter ended December 31, 2013, compared to $12.0 million reported in the fourth quarter of 2012.

Fourth quarter 2013 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $9.5 million, compared to $9.7 million reported in the fourth quarter of 2012.

GAAP and non-GAAP gross profit as a percentage of revenues was 80.0 percent for the fourth quarter of 2013, compared to 80.6 percent on both a GAAP and non-GAAP basis for the fourth quarter of 2012.

GAAP net loss for the fourth quarter of 2013 was $1.5 million, or $0.04 loss per share, compared to GAAP net loss of $4.1 million, or $0.12 loss per share, for the fourth quarter of 2012.

Smith Micro Software Fourth Quarter 2013 Financial Results	Page 2 of 6

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the fourth quarter of 2013 was $0.4 million, or $0.01 loss per share, compared to a non-GAAP net loss of $2.2 million, or $0.06 loss per share, for the fourth quarter of 2012.

For the fiscal year ended December 31, 2013, the Company reported revenues of $42.7 million, compared to $43.3 million for fiscal year 2012.

Fiscal year 2013 gross profit on both a GAAP and non-GAAP basis (which excludes stock compensation) was $33.0 million, compared to $34.9 million on both a GAAP and non-GAAP basis for the fiscal year 2012.

GAAP and non-GAAP gross profit as a percentage of revenues was 77.3 percent for fiscal year 2013 compared to 80.5 percent for the fiscal year 2012.

GAAP net loss for the fiscal year ended December 31, 2013 was $28.0 million, or $0.76 loss per share, compared to a net loss of $25.5 million, or $0.71 loss per share, for fiscal year 2012. GAAP net loss for fiscal 2013 includes a one-time charge to expense of $5.6 million for restructuring recorded in the third quarter.

Non-GAAP net loss (which excludes stock compensation and non-cash tax expense) for the fiscal year ended December 31, 2013 was $14.8 million, or $0.40 loss per share, compared to a non-GAAP net loss of $13.4 million, or $0.37 loss per share, for fiscal year 2012. Excluding the one-time restructuring charge, the non-GAAP loss per share would have been $0.31 for fiscal year 2013.

Total cash and cash equivalents and short-term investments at December 31, 2013 were $14.8 million.

The Company uses a non-GAAP reconciliation of gross profit, loss before taxes, net loss and loss per share in the presentation of financial results in this press release. Management believes that this presentation may be more meaningful in analyzing our income generation, since stock-based compensation and non-cash tax expense are excluded from the non-GAAP earnings calculation. Since we are in a loss position, the non-GAAP income tax benefit for the fiscal fourth quarter and year 2013 was computed by using a tax rate of 38 percent using the Company’s normalized combined U.S. federal, state and foreign statutory tax rates less various tax adjustments. This presentation may be considered more indicative of our ongoing operational performance. The tables below present the differences between non-GAAP earnings and net loss on an absolute and per-share basis. Non-GAAP financial measures should

Smith Micro Software Fourth Quarter 2013 Financial Results	Page 3 of 6

not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and the non-financial measures as reported by Smith Micro Software may not be comparable to similarly titled amounts reported by other companies.

Investor Conference Call:

Smith Micro Software will hold an investor conference call today to discuss the Company’s fourth quarter and fiscal year 2013 results at 4:30 p.m. ET, March 6, 2014. To access the call, dial (877) 941-1465 and when prompted provide the pass code “SMSI.” Participants are asked to call the assigned number approximately 10 minutes before the conference call begins. In addition, the conference call will be available on the Smith Micro website in the Investor Relations section.

About Smith Micro Software, Inc.:

Smith Micro Software provides solutions that simplify, secure and enhance the mobile experience. Our portfolio includes a wide range of applications that manage broadband connectivity, data traffic, devices, voice and video communications over wireless networks. With 30 years of experience developing world-class client and server software, Smith Micro helps the leading mobile network operators, device manufacturers and enterprises increase efficiency and capitalize on the growth of mobile-connected consumers and workforces. For more information, visit smithmicro.com. (NASDAQ:SMSI)

Safe Harbor Statement:

This release contains forward-looking statements that involve risks and uncertainties, including without limitation, forward-looking statements relating to the Company’s financial prospects and other projections of its performance, the existence of new market opportunities and interest in the Company’s products and solutions, and the Company’s ability to increase its revenue and regain profitability by capitalizing on these new market opportunities and interest and introducing new products and solutions. Among the important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements are changes in demand for the Company’s products from its customers and their end-users, customer concentration given that the majority of our sales depend on a few large client relationships, including Sprint, new and changing technologies, customer acceptance and timing of deployment of those technologies, new and continuing adverse economic conditions, and the Company’s ability to compete effectively with other software companies. These and other factors discussed in the Company’s filings with the Securities and Exchange Commission, including its filings on Forms 10-K and 10-Q, could cause actual results to differ materially from those expressed or implied in any forward-looking statements. The forward-looking statements contained in this release are made on the basis of the views and assumptions of management regarding future events and business performance as of the date of this release, and the Company does not undertake any obligation to update these statements to reflect events or circumstances occurring after the date of this release.

Smith Micro and the Smith Micro logo are registered trademarks or trademarks of Smith Micro Software, Inc. All other trademarks and product names are the property of their respective companies.

Note: Financial Schedules Attached

Smith Micro Software Fourth Quarter 2013 Financial Results	Page 4 of 6

Smith Micro Software, Inc.

Reconciliation of GAAP to Non-GAAP Results

(in thousands, except per share amounts) - unaudited

	GAAP	Stock Compensation	Taxes	Non- GAAP
Three Months Ended 12/31/13:
Gross profit	$9,473	$4	$—	$9,477
Loss before provision for income taxes	($1,498)	$843	$—	($655)
Net loss	($1,502)	$843	$253	($406)
EPS-diluted	($0.04)	$0.02	$0.01	($0.01)

Three Months Ended 12/31/12:
Gross profit	$9,695	$4	$—	$9,699
Loss before provision for income taxes	($4,545)	$1,005	$—	($3,540)
Net loss	($4,143)	$1,005	$933	($2,205)
EPS-diluted	($0.12)	$0.03	$0.03	($0.06)

Twelve Months Ended 12/31/13:
Gross profit	$32,968	$21	$—	$32,989
Loss before provision for income taxes	($27,800)	$3,889	$—	($23,911)
Net loss	($27,953)	$3,889	$9,238	($14,826)
EPS-diluted	($0.76)	$0.11	$0.25	($0.40)

Twelve Months Ended 12/31/12:
Gross profit	$34,881	$13	$—	$34,894
Loss before provision for income taxes	($25,697)	$4,203	$—	($21,494)
Net loss	($25,463)	$4,203	$7,870	($13,390)
EPS-diluted	($0.71)	$0.12	$0.22	($0.37)

Smith Micro Software Fourth Quarter 2013 Financial Results	Page 5 of 6

Smith Micro Software, Inc.

Statements of Comprehensive Loss for the Three Months and Twelve Months Ended December 31, 2013 and 2012

(in thousands, except per share amounts) - unaudited

	For the Three Months Ended December 31,		For the Twelve Months Ended December 31,
	2013	2012	2013	2012
Revenues	$11,843	$12,032	$42,675	$43,329
Cost of revenues	2,370	2,337	9,707	8,448

Gross profit	9,473	9,695	32,968	34,881

Operating expenses:
Selling and marketing	3,020	4,058	15,675	16,666
Research and development	4,114	5,645	21,305	24,767
General and administrative	3,840	4,547	18,216	20,211
Restructuring expense	—	—	5,602	238

Total operating expenses	10,974	14,250	60,798	61,882

Operating loss	(1,501)	(4,555)	(27,830)	(27,001)
Non-operating income:
Change in fair value of contingent liability	—	—	—	1,210
Interest and other income, net	3	10	30	94

Loss before provision for income taxes	(1,498)	(4,545)	(27,800)	(25,697)

Provision for income tax expense (benefit)	4	(402)	153	(234)

Net loss	$(1,502)	$(4,143)	$(27,953)	$(25,463)

Other comprehensive income (loss), before tax:
Unrealized holding gains (losses) on available-for-sale securities	3	(12)	7	33
Income tax expense related to items of other comprehensive income	—	—	—	6

Other comprehensive income (loss), net of tax	3	(12)	7	27

Comprehensive loss	$(1,499)	$(4,155)	$(27,946)	$(25,436)

Loss per share:
Basic and diluted	$(0.04)	$(0.12)	$(0.76)	$(0.71)
Weighted average shares outstanding:
Basic and diluted	37,027	35,882	36,982	35,849

Smith Micro Software Fourth Quarter 2013 Financial Results	Page 6 of 6

Smith Micro Software, Inc.

Consolidated Balance Sheets

(in thousands)

	December 31, 2013	December 31, 2012
	(unaudited)	(audited)
ASSETS
Current Assets:
Cash & cash equivalents	$11,763	$18,873
Short term investments	3,078	13,328
Accounts receivable, net	7,563	8,953
Income tax receivable	699	681
Inventory, net	167	176
Prepaid and other assets	871	903
Deferred tax asset	152	89

Total current assets	24,293	43,003
Equipment & improvements, net	7,023	11,211
Other assets	222	181

TOTAL ASSETS	$31,538	$54,395

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$1,632	$1,978
Accrued liabilities	7,734	4,829
Deferred revenue	464	1,436

Total current liabilities	9,830	8,243
Long-term liabilities	3,383	3,399
Deferred tax liability	154	91

Total non-current liabilities	3,537	3,490
Stockholders’ Equity:
Common stock	37	36
Additional paid in capital	214,619	211,165
Accumulated comprehensive deficit	(196,485)	(168,539)

Total stockholders’ equity	18,171	42,662

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$31,538	$54,395